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DPL Inc.

First Quarter 2011 Earnings Conference Call

April 29, 2011

9:00 AM Eastern

Script / Questions and Answers

Operator

Good day, ladies and gentlemen. And welcome to the first quarter 2011 DPL, Inc. earnings conference call. My name is Dominique and I will be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to Mr. Fred Boyle, Senior Vice President and Chief Financial Officer. Please proceed.

Fred Boyle  - DPL Inc – SVP and CFO

Thank you. Good morning. And welcome to DPL’s first quarter 2011 earnings conference call. I am Fred Boyle, Senior Vice President and Chief Financial Officer. Before we begin today, I would like to remind everyone that all references to earnings per share are diluted unless otherwise noted and that this call contains certain forward-looking statements regarding plans and expectations for the future. Investors are cautioned that actual outcomes and results may vary materially from those projected due to various factors beyond DPL’s control.  Such matters are described in our 2010 annual report on Form 10-K and Form 10-Q for the first quarter of 2011.

This presentation includes discussion about our proposed merger transaction with AES and we draw your attention to the additional information on slide two of the presentation. We intend to file with the SEC and send our shareholders a proxy statement in connection with the proposed transaction and encourage all of our shareholders to read the proxy statement in its entirety when it becomes available.

In addition, today’s discussion will include references to non-GAAP financial measures as defined under SEC regulations.  As part of this presentation we have provided reconciliations and or definitions of these non-GAAP financial measures.

With me today is Paul Barbas DPL’s President and Chief Executive Officer.  Paul will begin with an update on key operating matters.  I will then discuss our first quarter financial results and 2011 ongoing earnings guidance. And lastly, Paul will provide an overview on the recently announced plan for AES to acquire DPL and then open it up for questions.

Now, I will turn the presentation over to Paul Barbas.

Paul Barbas  - DPL Inc – President and CEO

Thanks, Fred. Good morning, everyone and thank you for joining us today. As we reported in our press release, first quarter 2011 diluted earnings were $0.38 per share compared to $0.61 per share for the same period in 2010. From an ongoing operations perspective, 2011 diluted earnings were $0.56 per share. During his review of the first quarter financial results, Fred will provide a reconciliation of the 2011 non-GAAP to GAAP earnings per share.

Before Fred provides his review, I would like to update you on a few key operating matters.

From an economic standpoint, we continue to see signs of economic improvement in the region. On a weather adjusted basis, distribution retail sales were 1.6% higher during the first quarter of 2011 compared to the same period in 2010 with industrial sales up 6% and commercial sales up over 2%, showing solid growth. This is particularly encouraging as commercial sales recovery lagged for most of 2010. Residential sales were down slightly over 1% on a weather adjusted basis. The rate of decrease has lessened and we hope to see a continuing leveling off as we move through the year.

As we reported in our year end 2010 earnings call, retail competition continues to increase within Ohio and within DP&L’s service territory. The annualized percentage of DP&L’s megawatt hour load that has switched to CRES providers increased from 20% at the end of the first quarter of 2010 to 47% currently. However, DPL Energy Resources, our retail marketer, supplies approximately 90% of the switched load. Our strategy is to aggressively compete to retain customers in the DP&L service territory and to expand retail operations outside of the DP&L service territory.

Along those lines, we announced the acquisition of MC Squared Energy Services back on February 28th. The acquisition provides us with an experienced retail management team with established retail operations in Illinois. Currently MC Squared has over 2000 customers in Illinois. We anticipate using this platform to expand into other markets during the year.

Moving on to other operating matters, in February, DP&L experienced the second worst storm, in terms of outages, in our history. More than half an inch of freezing rain fell on the area, followed by high winds gusting to over 45 miles per hour. In total, 95,000 customers lost power during the storm. With over 1500 employees and contractors committed to the restoration effort, service was restored to 95% of the customers affected within three days of the outages.  The outages cost approximately $11 million, of which $7 million was recorded as O&M expense and the remaining $4 million as capital. We have not yet determined whether to file for the recovery of these expenses. I would like to thank our employees and contractors for their hard work and dedication shown throughout the restoration effort.

With that, I will turn the presentation over to Fred for a review of the quarterly financial results.

Fred Boyle  - DPL Inc – SVP and CFO

Thank you, Paul. As Paul mentioned, DPL’s diluted earnings were $0.38 per share for the first quarter of 2011 compared to $0.61 per share for the same period in 2010. On a non-GAAP basis, first quarter 2011 diluted earnings were $0.56 per share.

A reconciliation of the non-GAAP to GAAP diluted earnings per share is as follows. During the first quarter of 2011, we purchased $122 million of DPL’s eight and 1/8 capital securities at a 10% premium. The early redemption and the associated write-off of unamortized costs, resulted in a charge of $0.09 per share.

As Paul discussed earlier, we incurred approximately $7 million in costs related to the February ice storm resulting in a $0.04 per share charge during the quarter.

Finally there were two tax adjustments which, in total, negatively impacted the quarter by approximately $0.05 per share. The first was the result of unfavorable decision relating to an Ohio gross receipts tax audit, which the company plans to appeal. And the second tax item relates to deferred taxes recorded as part of the purchase of MC Squared Energy Services.

Adjusting for these items, our first quarter 2011 earnings per share from continuing operations was $0.56 per share.

The key drivers of lower earnings for the first quarter of 2011 compared to 2010 were:

•                  Lower wholesale revenues of $0.05 per share primarily due to reduced wholesale volume associated with plant outages and a 1% decrease in average wholesale prices;

•                  Higher purchase power costs of $0.13 per share due to higher purchase power volume partially offset by a 19% decrease in average purchase power prices; and

•                  Higher O&M costs of $0.07 per share. The increase in O&M mainly results from $0.04 per share due to an increase in generation facility costs related mostly to plant outages which we expect to make up as we move through the year, $0.02 per share related to an insurance recovery realized during the first quarter of 2010, and a $0.01 per share increase in energy efficiency and low income program costs that are offset by retail trackers.

Partially offsetting the decreases to earnings were:

•                  Higher retail revenues of $0.16 per share primarily associated with the recovery of fuel capacity transmission and energy efficiency costs and a slight increase in retail sales volumes;

•                  Higher coal and emission allowance gains of $0.01 per share; and

•                  Lower depreciation costs of $0.01 per share due to lower depreciation rates on generation property which were implemented during the third quarter of 2010.

Turning to liquidity and cash flow, DPL’s cash and cash equivalents totaled $71 million at March 31, 2011 compared to $124 million at December 31, 2010.  The decrease in cash and cash equivalents was primarily attributable to $134 million related to the purchase of DPL’s eight and 1/8 capital securities, $43 million of capital expenditures, $38 million of dividends paid on common stock, $8 million related to the acquisition of MC Squared, and the payment or posting of $13 million of MC Squared debt and collateral. The decreases were partially offset by $92 million of cash generated from operating activities, the net sales of $59 million of short-term investments, and net borrowings of $30 million from DP&L’s resolving credit facilities. Earlier this week, we repaid the $30 million draw on the credit facility and currently have $420 million available on the combined revolving credit facilities.

Turning to major liquidity activities. I mentioned earlier the February repurchase of $122 million of capital securities which were not due until 2031. Additionally, during the first quarter, we voluntarily contributed $40 million to our pension man and do not anticipate contributing anything further during 2011. In regards to our share repurchase plan, DPL’s board of directors approved a share repurchase plan on October 27, 2010 to acquire up to $200 million of DPL common stock. This plan was scheduled to run through December 1, 2013 and could be modified or terminated at any time without prior notice.  Under this program, we repurchased approximately 2 million shares of common stock at an average price of $25.75 per share during the fourth quarter of 2010. No shares were repurchased during the first quarter of 2011. As a result of the merger agreement announced with AES, we are suspending the share repurchase plan.

As we look towards the balance of 2011, we are reaffirming our non-GAAP diluted earnings guidance range of $2.30 to $2.55 per share. This range excludes the $0.18 per share of special items that I noted in the reconciliation of first quarter 2011 non-GAAP to GAAP diluted earnings per share and also excludes the estimated merger transaction costs we expect to incur during the remainder of the year of $0.11 per share.

With that, I will turn the presentation back over to Paul to review the proposed AES and DPL transaction.

Paul Barbas  - DPL Inc – President and CEO

Thank you, Fred. On April 20, 2011, we announced that DPL had entered into a definitive merger agreement with AES under which AES will acquire all of the outstanding common shares of DPL. The purchase price is $30 per share or $3.5 billion in an all cash transaction. Including the assumption of $1.2 billion of debt, the total transaction value is $4.7 billion. As of the announcement date, the offer price represented an 11% premium based on DPL’s 30 day trading average and a 13% premium based on the 90 day trading average.

The transaction is a result of an extensive evaluation of strategic alternatives by DPL focused upon maximizing shareholder value including remaining a standalone company. We believe this option addresses the need to provide DPL with a more competitive platform for success. As we look forward, this transaction allows DPL, in partnership with AES, to be better positioned to address regulatory and market uncertainty while at the same time maintaining a strong commitment to our customers, employees and the community. As part of the agreement, DPL will maintain its headquarters in Dayton for at least two years after closing. Our strong focus on customer service and reliability will remain in place as customers continue to rely on the local utility.

Form a community standpoint, this transaction represents a nearly $5 billion investment by a global company in the Miami Valley region. Furthermore, it provides a commitment to maintaining existing DPL levels of community involvement and charitable giving in the region. And lastly, DPL has been a very successful company over its 100 years in existence thanks in large part to its employees. AES recognizes the value of DPL’s employees and has committed to no forced reductions for at least two years after closing, while at the same time providing new opportunities for employees as part of a larger global organization.

The value of the transaction is attractive to shareholders on multiple fronts.  As I mentioned, one of the strategic alternatives we reviewed extensively was to remain as a standalone company. Given DPL’s relatively small size, we are limited from an economies of scale perspective. Additionally as we look forward, the Company faces multiple earnings head winds, including the decline in PJM capacity pricing, dark spread compression, Ohio’s hybrid regulatory construct, customer switching, and regulatory uncertainty as it relates to new environmental laws and regulations impacting our unregulated generation.

Specifically as it relates to capacity prices, DPL receives capacity revenues from PJM related to its generation, a portion of which flows through to standard service offer customers and a portion of which flows through to earnings.  As many of you are aware, capacity prices have fallen significantly from $174 per megawatt day in the 2010-2011 delivery year to $27 per megawatt day in the 2013-2014 delivery year. Factoring in our current level of customer switching, the decrease in capacity prices will negatively impact 2012 gross margins by approximately $60 million and 2013 gross margin by an additional $25 million.

Over the past 18 months, retail competition has increased within Ohio. This has been driven by low wholesale power prices which have provided retail marketers the opportunity to compete with DP&L’s ESP rates.  The annualized percentage of DP&L’s megawatt hour load that has switched to CRES providers has increased from 20% at the end of the first quarter of 2010 to its current level of 47%. Although DPL Energy Resources, our retail marketer, has been very successful in mitigating lost gross margin by recapturing 90% of the switched load, we have seen an increase in the percentage of retail load switching to unaffiliated third parties over the past six months.

Given these factors along with our size and AES’s commitment to DPL’s employees and the community, DPL’s management team and its board of directors are convinced that this transaction is in the best interest of all of our stake holders.

Working with AES we anticipate that this deal will close in six to nine months. In addition to the regulatory approvals required, we plan to file our proxy statement for the proposed transaction during the second quarter followed by a shareholder meeting in the third quarter. With that operator, we will open it up for questions.

QUESTION AND ANSWER

Operator

Your first question comes from the line of Brian Russo of Ladenburg Thalmann.

Brian Russo  - Ladenburg Thalmann - Analyst

Hi, good morning.

Paul Barbas  - DPL Inc – President and CEO

Good morning Brian.

Brian Russo  - Ladenburg Thalmann - Analyst

Thanks for holding the conference call. Just on the regulatory approval process, with the AES transaction, where do you see the most challenges in this process? And any thoughts on how the Ohio commission will view the merger?

Paul Barbas  - DPL Inc – President and CEO

I think AES and DPL together were very careful I think to protect almost all of our stake holders in this process, certainly our shareholders, but also made several commitments to the community, to our employee base, and certainly to our customers as well. So at this point we think the six to nine month time frame is pretty realistic.

Brian Russo  - Ladenburg Thalmann - Analyst

I guess you have been in contact with the commission and had discussions with them regarding the merger?

Paul Barbas  - DPL Inc – President and CEO

We certainly some had introductory discussions with them, Brian, sure.

Brian Russo  - Ladenburg Thalmann - Analyst

Okay. And then just from the rating agency perspective, obviously you guys are on credit watch negative now. Is the leverage at the Holdco at all a concern or are you confident that the Holdco can retain its investment grade rating?

Fred Boyle  - DPL Inc – SVP and Treasurer

As you know, on the information that’s been released from the rating agencies has indicated that with DP&L certainly we will maintain a strong investment grade rating and the early indication is that the Holdco is to be near investment grade. Whether it will maintain that or not will really be a function of the ending capital structure that is put in place with AES.

Brian Russo  - Ladenburg Thalmann - Analyst

Okay. And then on the switching levels, it is in the mid 40% now. I would imagine the majority of customers that have switched are in the C and I customer class. Are you seeing any residential switching yet?

Fred Boyle  - DPL Inc – SVP and Treasurer

No, we have not seen residential switching yet. As we referenced in the call we had during February, we are seeing about a half percent still, a month, as we indicated then.

Brian Russo  - Ladenburg Thalmann - Analyst

Any margin sensitivity around that half a percent per month?

Fred Boyle  - DPL Inc – SVP and Treasurer

Margin sensitivity, no, we are still projecting as we mentioned in that call about $35 million a year impact.

Brian Russo  - Ladenburg Thalmann - Analyst

Okay. And then could you just describe that dynamic of switching and less recovery of capacity payments I guess that is negatively going to impact 2012 margins by $60 million and 2013 margins by $20 million?

Fred Boyle  - DPL Inc – SVP and Treasurer

Well, with the capacity revenues that we receive, specifically if you look at DP&L, the capacity revenues there, to the extent the DP&L load in total, including their wholesale load, relates to standard service offer customers, then there is an allocation of the total capacity revenues and a portion gets allocated to standard service offer and then what doesn’t, of course, is going to flow through to earnings. So what we are seeing there is the impact of the portion that flows through to earnings in the numbers that Paul mentioned.

Brian Russo  - Ladenburg Thalmann - Analyst

Okay. Understood. And then just lastly if I could. You seem to be a little bit bearish on forward power markets in your region. I’m just wondering do you have any insight into what the 2014, 2015 capacity auctions might look like?

Fred Boyle  - DPL Inc – SVP and Treasurer

No, at this time we don’t have any insight into that. As you know, the next auction will be during May. So, certainly we as we look forward are very interested in what comes out of that, but there is a lot of speculation out there. You will see different curves and we will need to wait and see where it falls.

Paul Barbas  - DPL Inc – President and CEO

Yes, I think, Brian, 13/14 picked up to 36 so it actually reversed direction the very last auction, I believe.

Brian Russo  - Ladenburg Thalmann - Analyst

Right. Thank you very much.

Operator

(Operator Instructions).

Paul Barbas  - DPL Inc – President and CEO

We appreciate everyone in attendance on today’s call. Just to correct something, actually the increase in capacity was from $16 in the 2012/2013 to $28. So I apologize. I just wanted to correct that. Also thank everyone for their attendance on today’s call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a wonderful evening.

Forward Looking Statements

Certain statements contained in this communication are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including earnings and other financial projections, the proposed merger transaction between DPL and The AES Corporation (AES) and the expected timing and completion of the transaction, management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters, such as those relating to earnings guidance and capital expenditure projections, constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; a material deterioration in DPL’s retail and/or wholesale businesses and assets; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; an otherwise material adverse change in the business, assets, financial condition or results of operations of DPL; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.  Regarding the proposed merger transaction with AES, there can be no assurance as to the timing of the closing of the transaction, or whether the transaction will close at all.  The following factors, among others, could also cause or contribute to causing our actual results to differ materially from the results anticipated in our forward looking statements:  the ability to obtain the approval of the transaction by DPL’s shareholders; the ability to obtain required regulatory approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Additional Information

This communication is being made, in part, in respect of the proposed merger transaction involving DPL and AES and the expected timing and completion of the transaction.  Information concerning the proposed merger transaction is included in DPL’s Current Report on Form 8-K and its Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed with the Securities and Exchange Commission on April 20, 2011 and April 28, 2011, respectively.  The Form 8-K also contains a copy of the merger agreement.  In connection with the proposed transaction, DPL will file with the Securities and Exchange Commission a proxy statement and will mail the proxy statement to its shareholders.  Shareholders are encouraged to read the proxy statement regarding the proposed transaction in its entirety when it becomes available because it will contain additional important information about the transaction.  Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by DPL regarding DPL, AES and the proposed transaction, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).  These materials can also be obtained, when available, without charge, by directing a request to DPL, at communications@dplinc.com.

DPL, AES and their respective executive officers, directors and other persons may be deemed to be participants in the solicitation of proxies from DPL’s shareholders with respect to the proposed transaction.  Information regarding the officers and directors of DPL is included in its Annual Report on Form 10-K for the year ended December 31, 2010 and DPL’s notice and proxy statement for recently postponed annual meeting of shareholders, which were filed with the Securities and Exchange Commission on February 18, 2011 and March 18, 2011, respectively.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission in connection with the proposed transaction and the rescheduled annual meeting of shareholders, which will be held at a date to be determined by DPL’s board of directors.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Financial Measures

This communication contains non-GAAP financial measures as defined under Securities and Exchange Commission regulations. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States.

DPL’s earnings per share is prepared in accordance with accounting principles generally accepted in the United States of America and represent the company’s earnings per share as reported in DPL’s financial statements filed with the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure. DPL’s management believes the adjusted earnings per share to be relevant and useful information to our investors as this measure excludes certain special items. Management feels this is a meaningful analysis of our financial performance as it is not obscured by these special events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.  The estimated range of non-GAAP earnings per share for full-year 2011 included in this press release includes three known adjustments and one projected adjustment.  Additional events may arise that could affect the projected adjustment and/or give rise to additional adjustments for estimated or actual 2011 non-GAAP earnings per share information disclosed by DPL in the future.

	Three Months Ended March 31,
Non-GAAP EPS Reconciliation	2011	2010
Reported earnings per share (unaudited)	$0.38	$0.61
Adjustments:
Debt purchase premium and write-off	0.09	—
Tax adjustments	0.05	—
Storm costs	0.04	—
Adjusted earnings per share (Non-GAAP)	$0.56	$0.61

DPL Inc.

RECONCILIATION OF 2011 Non-GAAP DILUTED EARNINGS PER SHARE

(unaudited)

	Estimate For the Year Ended
Non-GAAP diluted earnings per share reconciliation	December 31, 2011

2011 Diluted EPS - GAAP Range	$2.01	$2.26
Plus:
8.125% Debt repurchase premium and write-off	0.09	0.09
Tax adjustments	0.05	0.05
Storm costs	0.04	0.04
Estimated merger transaction costs	0.11	0.11
2011 Diluted EPS - Non GAAP Range*	$2.30	$2.55

* The estimated range of non-GAAP diluted earnings per share for full-year 2011 included in this press release includes three known adjustments and one estimated adjustment noted above. Additional events may arise that could affect the estimated adjustment and/or give rise to additional adjustments for estimated actual 2011 adjusted earnings per share information disclosed by DPL in the future.